EXHIBIT 5

September 11, 2007

Board of Directors Neema Inc. #215-2211 W. 4th Avenue Vancouver, BC, Canada V6K 4S2

Re: Neema Inc. Registration Statement on Form SB-2

Gentlemen:

     We have been engaged by Neema Inc. (the “Company”) to render our opinion respecting the legality of 3,800,000 shares of common stock offered and sold pursuant to the registration statement on Form SB-2 initially filed by the Company with the Securities and Exchange Commission (the “Commission”) on July 25, 2006, and declared effective by the Commission on August 18, 2007 (the “Registration Statement”). Capitalized terms used but not defined herein have the same meanings as set forth in the Registration Statement.

In connection with this engagement, we have examined the following:

     (1) articles of incorporation of the Company, as amended as of the date hereof and as included in the exhibits to the Registration Statement;

     (2) bylaws of the Company, as amended as of the date hereof and as included in the exhibits to the Registration Statement;

     (3) the Registration Statement, including the financial statements of the Company contained therein; and

     (4) minutes of the Company’s board of directors and stockholders or written consents of the Company’s board of directors or stockholders in lieu thereof..

     We have examined such other corporate records and documents and have made such other examination as we deemed relevant. In rendering this opinion, we have assumed (a) the genuineness of all signatures on all documents not executed in our presence, (b) the authenticity of all documents submitted to us as originals, (c) the conformity to authentic original documents of all documents submitted to us as certified or conformed copies, and (d) the corporate minute books, stockholder records, and similar information furnished to us, and on which we have relied, are true, correct, and complete. None of the factual matters or assumptions on which our opinion is based is, to our knowledge, false in any respect as it relates to the opinion below.

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     Based upon the above examination, we are of the opinion that the common stock to be sold pursuant to the Registration Statement, when issued by the Company against payment therefore in accordance with the terms of the Registration Statement, will be legally issued, fully paid, and nonassessable under Nevada law including Nevada statutory provisions, all applicable provisions of the Nevada Constitution, and reported judicial decisions interpreting those laws. As to all matters of Nevada law, we have relied on the opinion of Michael J. Morrison, CHTD.

     This firm consents to being named in the Prospectus included in the Registration Statement as having rendered the foregoing opinion and as having represented the Company in connection with the Registration Statement.

     This opinion is rendered for use solely in connection with the Registration Statement and the consummation of the transactions contemplated therein. This opinion may not be relied on for any other purpose without the express written consent of the undersigned.

Sincerely,

MICHAEL PAIGE PLLC MICHAEL PAIGE PLLC

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